EXHIBIT 21
SUBSIDIARIES OF CSB BANCORP, INC.
The Commercial and Savings Bank of Millersburg, Ohio, an Ohio-chartered commercial bank (100% owned).
CSB Investment Services, LLC, an Ohio limited liability company (100% owned).